Q3 News Release

Calgary, October 27, 2017	Exhibit 99.1

Imperial announces third quarter 2017 financial and operating results

●	18 percent increase in upstream production from the second quarter of 2017

●	Petroleum product sales of 500,000 barrels per day remain at near record levels

●	Returned $386 million to shareholders in the form of dividends and share purchases

	Third quarter			Nine months
millions of Canadian dollars, unless noted	2017	2016	%	2017	2016	%

Net income (U.S. GAAP)	371	1,003	(63)	627	721	(13)

Net income per common share

- assuming dilution (dollars)	0.44	1.18	(63)	0.74	0.85	(13)

Capital and exploration expenditures	159	205	(22)	455	948	(52)

Imperial recorded estimated net income of $371 million in the third quarter of 2017, compared with net income of $1,003 million in the same period of 2016. The results for 2016 included a $716 million gain ($0.84 per-share) from the sale of retail sites.

“Third quarter operating performance in both the upstream and downstream businesses was strong and improved significantly compared to the second quarter of 2017. Imperial continues to focus on base business operating fundamentals and progressing strategic priorities with the objective of maximizing value from our integrated asset base,” said Rich Kruger, chairman, president and chief executive officer.

Upstream gross oil-equivalent production in the third quarter was 390,000 barrels per day, 18 percent higher than the second quarter of 2017, driven by increased volumes at each of Imperial’s major assets. Kearl produced 182,000 barrels per day in the quarter (129,000 barrels Imperial’s share), including the impact of scheduled turnaround activities, as reliability continues to improve. The company optimized planned maintenance events to implement enhancements, consistent with Kearl’s reliability improvement plan. Syncrude recovered from the fire at its Mildred Lake upgrader early in the quarter and sustained high production volumes thereafter.

Imperial’s downstream business continued to deliver strong results. Petroleum product sales remained at near-record levels, reflecting the company’s focus on securing long-term supply agreements with major customers. In the third quarter, Imperial expanded its brand offerings by launching the first Mobil service stations in Canada and continued progressing the conversion of Husky truck transport sites to the Esso brand. These actions are driven by Imperial’s strategy to grow its product outlets and add value through branded fuels supply and marketing activities.

“We have an organization-wide focus on optimizing our integrated business model and capturing opportunities in the market,” Kruger added. “Imperial demonstrates resiliency throughout the business cycle and remains positioned to deliver long-term shareholder value.”

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil and natural gas, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

IMPERIAL OIL LIMITED

Third quarter highlights

●	Net income of $371 million or $0.44 per-share on a diluted basis, compared to net income of $1,003 million or $1.18 per-share in the third quarter of 2016. Third quarter 2016 results included a $716 million gain from the sale of retail sites.

●	Cash generated from operating activities was $837 million, an increase of $65 million from the third quarter of 2016.

●	Capital and exploration expenditures totalled $159 million, a decrease of $46 million from the third quarter of 2016.

●	Dividends paid and share purchases totalled $386 million in the third quarter of 2017, including the purchase of approximately 6.7 million shares at a cost of $250 million. Year-to-date, Imperial has purchased approximately 10 million shares valued at $377 million.

●	Production averaged 390,000 gross oil-equivalent barrels per day, compared to 393,000 barrels per day in the same period of 2016. Improved performance at Kearl and Cold Lake were offset by the impact of the Syncrude Mildred Lake fire and the continued shutdown of Norman Wells due to the Enbridge Line 21 precautionary pipeline closure.

●	Syncrude delivered strong results after returning to full operations in late July, following the fire at its Mildred Lake upgrader in March. The company’s share of gross production averaged 74,000 barrels per day in the third quarter, compared to 85,000 barrels per day in the third quarter of 2016.

●	Plan to achieve targeted production at Kearl progressing. Imperial continued to execute reliability improvements in its mining and ore preparation operations during planned maintenance. Mechanical enhancements applied to the expansion project in the second quarter were initiated on the initial development in the third quarter, with work continuing into the fourth quarter. Gross production of Kearl bitumen averaged 182,000 barrels per day in the quarter (129,000 barrels Imperial’s share), up from 159,000 barrels per day (113,000 barrels Imperial’s share) in the third quarter of 2016. Planned turnaround activity initiated late in the quarter impacted production by about 23,000 barrels per day (16,000 barrels Imperial’s share).

●	Refinery throughput averaged 385,000 barrels per day, compared to 407,000 barrels in the third quarter of 2016. Refinery capacity utilization was 91 percent, compared to 97 percent in the third quarter of 2016. The quarterly throughput reflects planned maintenance activities at the Nanticoke refinery initiated in September. Excluding these planned maintenance activities, utilization was 99 percent.

●	Petroleum product sales were 500,000 barrels per day, compared to 505,000 barrels per day in the third quarter of 2016. The near-record volumes reflect the strength of Imperial’s marketing and supply strategy, to support continued customer growth.

●	Conversion of 74 Husky commercial cardlock sites to the Esso brand is well underway, as Imperial’s truck transport fuel business transitions to a branded wholesaler model. As part of a previously announced agreement, Husky will operate the consolidated Esso-branded network of 156 sites, while Imperial supplies branded fuels and continues to invest in innovative marketing programs. The rebranding is expected to be complete by year-end 2017.

●	First Mobil-branded service stations opened in Canada at existing Loblaws sites. The launch is part of a previously announced agreement with BG Fuels to convert 213 service stations nationwide to the Mobil brand and establish Imperial as the exclusive fuel supplier. Combined with the existing Esso retail network, Imperial will supply fuel to more than 2,000 branded service stations across Canada following the completion of the Mobil conversion in 2018.

IMPERIAL OIL LIMITED

Third quarter 2017 vs. third quarter 2016

The company’s net income for the third quarter of 2017 was $371 million or $0.44 per-share on a diluted basis, compared to the net income of $1,003 million or $1.18 per-share for the same period last year. Third quarter 2016 results included a $716 million gain from the sale of retail sites.

Upstream recorded net income in the third quarter of $62 million, compared to a net loss of $26 million in the same period of 2016. Results in the third quarter of 2017 reflected the impact of higher Canadian crude oil realizations of about $190 million and higher Kearl volumes of about $50 million. These impacts were partially offset by lower Syncrude and conventional volumes of about $80 million, including the absence of production at Norman Wells, and higher royalties of about $50 million.

West Texas Intermediate (WTI) averaged US$48.23 per barrel in the third quarter of 2017, up from US$44.94 per barrel in the same quarter of 2016. Western Canada Select (WCS) averaged US$38.29 per barrel and US$31.43 per barrel respectively for the same periods. The WTI / WCS differential narrowed to 21 percent in the third quarter of 2017, from 30 percent in the same period of 2016.

The Canadian dollar averaged US$0.80 in the third quarter of 2017, an increase of US$0.03 from the third quarter of 2016.

Imperial’s average Canadian dollar realizations for bitumen and synthetic crudes increased generally in line with the North American benchmarks, adjusted for changes in exchange rates and transportation costs. Bitumen realizations averaged $39.02 per barrel for the third quarter of 2017, an increase of $8.86 per barrel versus the third quarter of 2016. Synthetic crude realizations averaged $61.14 per barrel, an increase of $2.17 per barrel for the same period of 2016.

Gross production of Cold Lake bitumen averaged 163,000 barrels per day in the third quarter, up from 157,000 barrels per day in the same period last year. The higher production was mainly due to the timing of the steam cycles.

Gross production of Kearl bitumen averaged 182,000 barrels per day in the third quarter (129,000 barrels Imperial’s share) up from 159,000 barrels per day (113,000 barrels Imperial’s share) during the third quarter of 2016. Higher production was mainly the result of improved reliability.

The company’s share of gross production from Syncrude averaged 74,000 barrels per day, compared to 85,000 barrels per day in the third quarter of 2016. Repairs associated with the Syncrude Mildred Lake upgrader fire were completed in late July. Lower third quarter volumes reflect the impact of the fire on operations, when compared to the same quarter in 2016.

Downstream net income was $292 million in the third quarter, compared to $1,002 million in the same period of 2016. Earnings decreased mainly due to the absence of a $716 million gain from the sale of company-owned retail sites and higher refining turnaround activity of about $100 million. These factors were partly offset by higher refining margins of about $140 million.

Refinery throughput averaged 385,000 barrels per day, compared to 407,000 barrels per day in the third quarter of 2016. Reduced throughput reflects increased turnaround activity associated with the Nanticoke refinery in the third quarter 2017.

Petroleum product sales were 500,000 barrels per day, compared to 505,000 barrels per day in the third quarter of 2016.

Chemical net income was $52 million in the third quarter, compared to $56 million in the same quarter of 2016.

Net income effects from Corporate and Other were negative $35 million in the third quarter, compared to negative $29 million in the same period of 2016.

Cash flow generated from operating activities was $837 million in the third quarter, compared with $772 million in the corresponding period in 2016.

IMPERIAL OIL LIMITED

Investing activities used net cash of $234 million in the third quarter, compared with $1,005 million cash generated from investing activities in the same period of 2016, reflecting lower proceeds from asset sales.

Cash used in financing activities was $393 million in the third quarter, compared with $1,724 million in the third quarter of 2016, reflecting the absence of debt repayments. Dividends paid in the third quarter of 2017 were $136 million. The per-share dividend paid in the third quarter was $0.16, up from $0.15 in the same period of 2016. In the second quarter of 2017, Imperial resumed share purchases under its share buyback program. During the third quarter, the company purchased about 6.7 million shares for approximately $250 million.

The company’s cash balance was $833 million at September 30, 2017, versus $248 million at the end of the third quarter of 2016.

Share purchases are currently anticipated to equal approximately $250 million in the fourth quarter of 2017. Purchase plans may be modified at any time without prior notice.

IMPERIAL OIL LIMITED

Nine months highlights

●	Net income of $627 million, compared to net income of $721 million in the prior year.

●	Net income per-share on a diluted basis was $0.74, compared to net income per-share of $0.85 in 2016.

●	Cash flow generated from operating activities was $1,683 million, up from $1,264 million in 2016.

●	Gross oil-equivalent production averaged 367,000 barrels per day, down 3 percent from 380,000 barrels per day in 2016.

●	Refinery throughput averaged 381,000 barrels per day, up from 351,000 barrels per day from the same period of 2016.

●	Per-share dividends declared during the year totalled $0.47, up $0.03 per-share from 2016.

Nine months 2017 vs. nine months 2016

Net income in the first nine months of 2017 was $627 million, or $0.74 per-share on a diluted basis versus net income of $721 million or $0.85 per-share in the first nine months of 2016.

Upstream recorded a net loss of $225 million in the first nine months of 2017, compared to a net loss of $764 million from the same period of 2016. Results reflected the impact of higher Canadian crude oil realizations of about $940 million and higher Kearl volumes of about $50 million. These impacts were partially offset by higher royalties of about $150 million, lower Syncrude and conventional volumes of about $130 million, including the absence of production at Norman Wells, higher energy costs of about $90 million, and higher operating expenses at Syncrude of about $90 million.

West Texas Intermediate averaged US$49.40 per barrel in the first nine months of 2017, up from US$41.54 per barrel in the same period of 2016. Western Canada Select averaged US$37.57 per barrel and US$27.74 per barrel respectively for the same periods. The WTI / WCS differential narrowed to 24 percent in the first nine months of 2017, from 33 percent in the same period of 2016.

During the first nine months of 2017, the Canadian dollar strengthened relative to the US dollar versus the same period of 2016. The Canadian dollar averaged US$0.77 in the first nine months of 2017, an increase of about US$0.01 from the same period of 2016.

Imperial’s average Canadian dollar realizations for bitumen and synthetic crudes increased generally in line with the North American benchmarks, adjusted for changes in the exchange rate and transportation costs. Bitumen realizations averaged $37.82 per barrel for the first nine months of 2017, an increase of $14.05 per barrel versus the same period of 2016. Synthetic crude realizations averaged $64.37 per barrel, an increase of $10.92 per barrel from the same period of 2016.

Gross production of Cold Lake bitumen averaged 161,000 barrels per day in the first nine months of 2017, compared to 162,000 barrels per day from the same period of 2016.

Gross production of Kearl bitumen averaged 179,000 barrels per day in the first nine months of 2017 (127,000 barrels Imperial’s share) up from 169,000 barrels per day (120,000 barrels Imperial’s share) from the same period of 2016. Increased 2017 production reflects improved reliability associated with the mining and ore preparation operations.

During the first nine months of 2017, the company’s share of gross production from Syncrude averaged 56,000 barrels per day, compared to 61,000 barrels per day from the same period of 2016. Syncrude year to date production was impacted by the March 2017 fire at the Syncrude Mildred Lake upgrader and planned maintenance. In 2016, production was impacted by the Alberta wildfires and planned maintenance.

IMPERIAL OIL LIMITED

Downstream net income was $750 million, compared to $1,393 million from the same period of 2016. Earnings decreased mainly due to the absence of a $719 million gain from the sale of company-owned retail sites and lower marketing margins of approximately $170 million associated with the impact of the retail divestment. These factors were partially offset by a gain of $151 million from the sale of a surplus property and higher industry refining margins of about $90 million.

Refinery throughput averaged 381,000 barrels per day in the first nine months of 2017, up from 351,000 barrels per day from the same period of 2016. Capacity utilization increased to 90 percent from 83 percent in the same period of 2016, reflecting reduced turnaround maintenance activity.

Petroleum product sales were 492,000 barrels per day in the first nine months of 2017, up from 481,000 barrels per day from the same period of 2016. Sales growth continues to be driven by strong collaboration across our downstream value chain and the expansion of Imperial’s wholesale, industrial and commercial networks.

Chemical net income was $161 million, up from $160 million from the same period of 2016.

For the first nine months of 2017, net income effects from Corporate and Other were negative $59 million, versus negative $68 million from the same period of 2016.

Cash flow generated from operating activities was $1,683 million in the first nine months of 2017, compared with $1,264 million in 2016, reflecting higher earnings, excluding the impact of asset sales, partially offset by unfavourable working capital effects.

Investing activities used net cash of $454 million in the first nine months of 2017, compared with cash generated from investing activities of $350 million from the same period of 2016, reflecting lower proceeds from asset sales partially offset by lower additions to property, plant and equipment.

Cash used in financing activities was $787 million in the first nine months of 2017, compared with $1,569 million from the same period of 2016, reflecting the absence of debt repayments. Dividends paid in the first nine months of 2017 were $390 million. The per-share dividend paid in the first nine months of 2017 was $0.46, up from $0.43 for the same period of 2016.

During the first nine months of 2017 the company purchased about 10 million shares for $377 million, including shares purchased from Exxon Mobil Corporation.

Key financial and operating data follow.

IMPERIAL OIL LIMITED

Forward-looking statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Actual future financial and operating results, including demand growth and energy source mix; production growth and mix; project plans, dates, costs and capacities; production rates; production life and resource recoveries; cost savings; product sales; financing sources; and capital and environmental expenditures could differ materially depending on a number of factors, such as changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products and resulting price and margin impacts; limitations on transportation for accessing markets; political or regulatory events, including changes in law or government policy; applicable royalty rates and tax laws; the receipt, in a timely manner, of regulatory and third-party approvals; third party opposition to operations and projects; environmental risks inherent in oil and gas exploration and production activities; environmental regulation, including climate change and greenhouse gas restrictions; currency exchange rates; availability and allocation of capital; performance of third party service providers; unanticipated operational disruptions; management effectiveness; commercial negotiations; project management and schedules; response to unexpected technological developments; operational hazards and risks; disaster response preparedness; the ability to develop or acquire additional reserves; and other factors discussed in this report and Item 1A of Imperial’s most recent Form 10-K. Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

In this report all dollar amounts are expressed in Canadian dollars unless otherwise stated. This report should be read in conjunction with the company’s annual report on Form 10-K for the year ended December 31, 2016. Note that numbers may not add due to rounding.

The term “project” as used in this report can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

IMPERIAL OIL LIMITED

Attachment I

	Third Quarter		Nine Months
millions of Canadian dollars, unless noted	2017	2016	2017	2016

Net Income (loss) (U.S. GAAP)
Total revenues and other income	7,158	7,442	21,347	18,912
Total expenses	6,662	6,260	20,556	18,131
Income (loss) before income taxes	496	1,182	791	781
Income taxes	125	179	164	60
Net income (loss)	371	1,003	627	721

Net income (loss) per common share (dollars)	0.44	1.18	0.74	0.85
Net income (loss) per common share - assuming dilution (dollars)	0.44	1.18	0.74	0.85

Other Financial Data
Gain (loss) on asset sales, after tax	5	774	191	808
Total assets at September 30			41,370	42,094

Total debt at September 30			5,215	7,310
Interest coverage ratio - earnings basis (times covered)			25.7	8.3

Other long-term obligations at September 30			3,698	3,444

Shareholders’ equity at September 30			25,021	23,982
Capital employed at September 30			30,261	31,309
Return on average capital employed (percent) (a)			7.0	2.8

Dividends declared on common stock
Total	134	127	397	373
Per common share (dollars)	0.16	0.15	0.47	0.44

Millions of common shares outstanding
At September 30			837.6	847.6
Average - assuming dilution	844.9	850.8	848.4	850.6

(a)	Return on capital employed is the rolling average net income excluding after-tax cost of financing divided by the average rolling four quarters’ capital employed.

IMPERIAL OIL LIMITED

Attachment II

	Third Quarter		Nine Months
millions of Canadian dollars	2017	2016	2017	2016

Total cash and cash equivalents at period end	833	248	833	248

Net income (loss)	371	1,003	627	721
Adjustments for non-cash items:
Depreciation and depletion	391	398	1,135	1,229
(Gain) loss on asset sales	(6)	(909)	(219)	(952)
Deferred income taxes and other	131	215	294	35
Changes in operating assets and liabilities	(50)	65	(154)	231
Cash flows from (used in) operating activities	837	772	1,683	1,264

Cash flows from (used in) investing activities	(234)	1,005	(454)	350
Proceeds associated with asset sales	8	1,194	230	1,244

Cash flows from (used in) financing activities	(393)	(1,724)	(787)	(1,569)

IMPERIAL OIL LIMITED

Attachment III

	Third Quarter		Nine Months
millions of Canadian dollars	2017	2016	2017	2016

Net income (loss) (U.S. GAAP)
Upstream	62	(26)	(225)	(764)
Downstream	292	1,002	750	1,393
Chemical	52	56	161	160
Corporate and other	(35)	(29)	(59)	(68)
Net income (loss)	371	1,003	627	721

Revenues and other income
Upstream	2,262	2,026	6,677	5,237
Downstream	5,460	6,094	16,127	15,078
Chemical	324	340	1,014	955
Eliminations / Corporate and other	(888)	(1,018)	(2,471)	(2,358)
Revenues and other income	7,158	7,442	21,347	18,912

Purchases of crude oil and products
Upstream	947	861	3,089	2,584
Downstream	4,014	3,827	12,037	10,139
Chemical	179	188	573	518
Eliminations	(889)	(1,019)	(2,473)	(2,357)
Purchases of crude oil and products	4,251	3,857	13,226	10,884

Production and manufacturing expenses
Upstream	893	887	2,917	2,634
Downstream	394	323	1,169	1,059
Chemical	51	51	152	149
Eliminations	-	-	-	-
Production and manufacturing expenses	1,338	1,261	4,238	3,842

Capital and exploration expenditures
Upstream	92	149	286	745
Downstream	55	38	128	145
Chemical	5	7	12	21
Corporate and other	7	11	29	37
Capital and exploration expenditures	159	205	455	948

Exploration expenses charged to income included above	7	16	29	75

IMPERIAL OIL LIMITED

Attachment IV

Operating statistics	Third Quarter		Nine Months
	2017	2016	2017	2016

Gross crude oil and Natural Gas Liquids (NGL) production
(thousands of barrels per day)
Cold Lake	163	157	161	162
Kearl	129	113	127	120
Syncrude	74	85	56	61
Conventional	3	14	2	14
Total crude oil production	369	369	346	357
NGLs available for sale	1	1	1	1
Total crude oil and NGL production	370	370	347	358

Gross natural gas production (millions of cubic feet per day)	121	135	118	131

Gross oil-equivalent production (a)	390	393	367	380
(thousands of oil-equivalent barrels per day)

Net crude oil and NGL production (thousands of barrels per day)
Cold Lake	134	134	131	137
Kearl	127	110	124	118
Syncrude	68	85	52	61
Conventional	3	12	2	13
Total crude oil production	332	341	309	329
NGLs available for sale	1	1	1	1
Total crude oil and NGL production	333	342	310	330

Net natural gas production (millions of cubic feet per day)	118	122	110	125

Net oil-equivalent production (a)	353	362	329	351
(thousands of oil-equivalent barrels per day)

Cold Lake blend sales (thousands of barrels per day)	212	198	214	213
Kearl blend sales (thousands of barrels per day)	158	146	163	161
NGL sales (thousands of barrels per day)	5	5	6	5

Average realizations (Canadian dollars)
Bitumen realizations (per barrel)	39.02	30.16	37.82	23.77
Synthetic oil realizations (per barrel)	61.14	58.97	64.37	53.45
Conventional crude oil realizations (per barrel)	49.03	40.33	51.21	33.51
NGL realizations (per barrel)	28.40	11.50	28.50	13.21
Natural gas realizations (per thousand cubic feet)	1.77	2.56	2.68	2.17

Refinery throughput (thousands of barrels per day)	385	407	381	351
Refinery capacity utilization (percent)	91	97	90	83

Petroleum product sales (thousands of barrels per day)
Gasolines	269	275	258	262
Heating, diesel and jet fuels	168	171	177	167
Heavy fuel oils (b)	19	17	19	14
Lube oils and other products	44	42	38	38
Net petroleum products sales	500	505	492	481

Petrochemical sales (thousands of tonnes) (b)	196	242	590	704

(a)	Gas converted to oil-equivalent at six million cubic feet per one thousand barrels.
(b)	In 2017 carbon black product sales are reported under heavy fuel oils; in 2016 they were reported under petrochemical sales.

IMPERIAL OIL LIMITED

Attachment V

	Net income (loss) (U.S. GAAP)	Net income (loss) per common share - diluted
	millions of Canadian dollars	dollars

2013
First Quarter	798	0.94
Second Quarter	327	0.38
Third Quarter	647	0.76
Fourth Quarter	1,056	1.24
Year	2,828	3.32

2014
First Quarter	946	1.11
Second Quarter	1,232	1.45
Third Quarter	936	1.10
Fourth Quarter	671	0.79
Year	3,785	4.45

2015
First Quarter	421	0.50
Second Quarter	120	0.14
Third Quarter	479	0.56
Fourth Quarter	102	0.12
Year	1,122	1.32

2016
First Quarter	(101)	(0.12)
Second Quarter	(181)	(0.21)
Third Quarter	1,003	1.18
Fourth Quarter	1,444	1.70
Year	2,165	2.55

2017
First Quarter	333	0.39
Second Quarter	(77)	(0.09)
Third Quarter	371	0.44
Year	627	0.74